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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                -----------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                           (AMENDMENT NO.   3   )
                                         -------



                                Lightbridge, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   532226-10-7
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                                 (CUSIP Number)


                                 NOT APPLICABLE
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              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / /      Rule 13d-1(b)
         /X/      Rule 13d-1(c)
         / /      Rule 13d-1(d)



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CUSIP No. 532226-10-7                 13G                  Page  2  of  5  Pages
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  1.     NAME OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Pamela D.A. Reeve
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  2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *            (a) / /
         Not Applicable                                                (b) / /
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  3.     SEC USE ONLY


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  4.     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
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      NUMBER OF          5.    SOLE VOTING POWER          1,085,026
       SHARES          ------- -------------------------------------------------
    BENEFICIALLY         6.    SHARED VOTING POWER           20,144
      OWNED BY         ------- -------------------------------------------------
        EACH             7.    SOLE DISPOSITIVE POWER     1,085,026
      REPORTING        ------- -------------------------------------------------
     PERSON WITH         8.    SHARED DISPOSITIVE POWER      20,144
--------------------------------------------------------------------------------
  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,105,170
-------- -----------------------------------------------------------------------
           10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
                  SHARES*                                                  / /

                  Not applicable
-------- -----------------------------------------------------------------------
           11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  3.9%
-------- -----------------------------------------------------------------------
           12.    TYPE OF REPORTING PERSON*

                  IN
--------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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CUSIP No. 532226-10-7                 13G                  Page  3  of  5  Pages
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ITEM 1(A). NAME OF ISSUER:

           Lightbridge, Inc.
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ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           67 South Bedford Street, Burlington, Massachusetts 01803
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ITEM 2(A). NAME OF PERSON FILING:

           Pamela D.A. Reeve
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ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           67 South Bedford Street, Burlington, Massachusetts 01803
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ITEM 2(C). CITIZENSHIP:

           United States
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ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.01 par value
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ITEM 2(E). CUSIP NUMBER:

           532226-10-7
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A:

        (a) / /  Broker or dealer registered under Section 15 of the Act;

        (b) / /  Bank as defined in Section 3(a)(6) of the Act;

        (c) / /  Insurance company as defined in Section 3(a)(19) of the Act;

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CUSIP No. 532226-10-7                 13G                  Page  4  of  5  Pages
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        (d) / /  Investment company registered under Section 8 of the
                 Investment Company Act;

        (e) / /  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)
                 (E);

        (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

        (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

        (j) / /  Group, in accordance with Rule 13d-1(b)(l)(ii)(J).
                 If this statement is filed pursuant to Rule 13d-1(c), check this box |X|.

ITEM 4. OWNERSHIP.

        (a) Amount beneficially owned:
            1,105,170
--------------------------------------------------------------------------------

        (b) Percent of class:

            3.9%
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        (c) Number of shares as to which such person has:

          (i) Sole power to vote or to direct the vote: 1,085,026

          (ii) Shared power to vote or to direct the vote: 20,144

          (iii) Sole power to dispose or to direct the disposition of: 1,085,026

          (iv) Shared power to dispose or to direct the disposition of: 20,144

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CUSIP No. 532226-10-7                 13G                  Page  5  of  5  Pages
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ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.
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ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.
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ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.
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ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.
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ITEM 10. CERTIFICATION.

         By signing below, the undersigned certifies, to the best of her knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose and effect.

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to it is true, complete and correct.

                                     February 14, 2002
                                     ------------------------------------
                                     (Date)

                                     /s/ Pamela D.A. Reeve
                                     ------------------------------------
                                     (Signature)

                                     Pamela D.A. Reeve
                                     ------------------------------------
                                     (Name/Title)